As filed with the Securities and Exchange Commission on August 30, 2007
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
Registration Statement
Under
The Securities Act of 1933
CENTRUE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3145350 (I.R.S. employer identification no.)
122 West Madison Street
Ottawa, Illinois 61350
(Address of principal executive offices, including zip code)
CENTRUE FINANCIAL CORPORATION
(Formerly known as UnionBancorp, Inc.)
AMENDED AND RESTATED 2003 STOCK OPTION PLAN
(Full title of the plan)

With a copy to:
Kurt R. Stevenson	Timothy E. Kraepel
Senior Executive Vice President and Chief Financial Officer	Howard & Howard Attorneys, P.C.
Centrue Financial Corporation	The Pinehurst Office Center, Suite 101
122 West Madison Street	39400 North Woodward Avenue
Ottawa, Illinois 61350	Bloomfield Hills, Michigan 48304-5151
(Name and address of agent for service)	(248) 645-1483
(815) 431-2720
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum
	to be	offering price	aggregate
	registered	per share	offering price	Amount of
Title of Securities to be Registered	(1)	(2)	(2)	Registration fee
Common Stock, $1.00 par value	370,000	$19.605	$7,253,850	$222.70

(1) Plus, pursuant to Rule 416, an indeterminate number of additional shares as may be issuable in the event of an adjustment as a result of an increase in the number of issued shares of Registrant’s Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments as provided in the above-referenced Amended and Restated 2003 Stock Option Plan.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) based on the $19.605 average of the high and low prices of Registrant’s Common Stock on The Nasdaq Global Market on August 24, 2007.

Introductory Statement
     Centrue Financial Corporation, formerly known as UnionBancorp, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with respect to up to 370,000 shares of Registrant’s common stock, $1.00 par value per share (“Common Stock”) issuable under the Amended and Restated 2003 Stock Option Plan. 200,000 shares of Common Stock were previously registered when Registrant’s Form S-8 (Registration No. 333-119394) was filed on September 30, 2004. The purpose of this Form S-8 is to register an additional 370,000 shares of Common Stock which have been reserved for issuance pursuant to approvals received at Registrant’s 2007 Annual Meeting of Stockholders held on April 24, 2007.
PART I.
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
* Information required by Part I to be contained in this Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I on Form S-8.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant (File No. 0-28846) are incorporated in this Registration Statement by reference:
     (1) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006;
     (2) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;
     (3) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;
     (4) Current Report on Form 8-K filed on April 30, 2007;
     (5) Current Report on Form 8-K filed on May 4, 2007;
     (6) Current Report on Form 8-K filed on July 30, 2007;

     (7) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2006;
     (8) the information contained in the Registrant’s definitive Proxy Statement filed with the Commission on March 23, 2007 relating to its 2007 Annual Meeting of Stockholders; and
     (9) the description of Registrant’s Common Stock, $1.00 par value which appears under the caption “Effect of the Merger on Rights of Stockholders” as set forth in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form S-4 (Registration No. 333-137013) filed with the Commission on October 3, 2006, including any amendments or reports filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 of the General Corporation Law of the State of Delaware (“Section 145”), Article VIII of the Registrant’s Restated Certificate of Incorporation, as amended, and Article VII of the Registrant’s By-Laws provide for the indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933. The general effect of these provisions is to provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in the proceeding in which such persons are made a party by reason of being or having been a director or officer of Registrant, but only if it is determined that they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Such determination may be made by (i) a majority vote of a quorum consisting of disinterested directors, (ii) an independent legal counsel in a written opinion (if no such quorum is available or if a quorum of disinterested directors so directs), or (iii) the stockholders. The Registrant will pay expenses incurred by its directors and officers prior to the final disposition of such action, suit or proceeding, if the director or officer undertakes to repay such amount unless it is ultimately determined that they are entitled to be indemnified by the Registrant.

     The Registrant has insurance which, subject to certain policy limits, deductible amounts and exclusions, insures directors and officers of the Registrant for liabilities incurred as a result of acts committed in their capacity as directors and officers or claims made against them by reason of their status as directors or officers.
     As permitted pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, of the Registrant eliminates the personal monetary liability of a director of the Registrant or its stockholders for breach of fiduciary duty as a director, except for liability that results from (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) Section 174 of the General Corporation Law of the State of Delaware (which Section pertains to a director’s liability for unlawful payments of dividends or unlawful stock purchases or redemptions); or (iv) any transaction from which the director derived an improper personal benefit.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit index filed as part of this Registration Statement on page 8 hereof.
Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, State of Illinois, on August 30, 2007.

CENTRUE FINANCIAL CORPORATION (Registrant)
By:	/s/Thomas A. Daiber
Thomas A. Daiber
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/Kurt R. Stevenson
Kurt R. Stevenson
Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Thomas A. Daiber Thomas A. Daiber	President and Chief Executive Officer (Principal Executive Officer)	August 30, 2007

** Dennis J. McDonnell	Chairman of the Board and Director	August 30, 2007

** Richard J. Berry	Director	August 30, 2007

** Walter E. Breipohl	Director	August 30, 2007

Signature	Title	Date

** Randall E. Ganim	Director	August 30, 2007

** Michael A. Griffith	Director	August 30, 2007

** Michael J. Hejna	Director	August 30, 2007

** John A. Shinkle	Director	August 30, 2007

** Mark L. Smith	Director	August 30, 2007

** Scott C. Sullivan	Director	August 30, 2007

**By:	/s/Kurt R. Stevenson Kurt R. Stevenson
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Howard & Howard Attorneys, P.C.

23.1	Consent of Crowe Chizek and Company LLC

23.2	Consent of Howard & Howard Attorneys, P.C. (contained in their opinion filed as Exhibit 5.1).

24	Power of Attorney